UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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The St. Joe Company

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The St. Joe Company 133 South WaterSound Parkway WaterSound, Florida 32461

NOTICE OF 2018 ANNUAL MEETING OF SHAREHOLDERS

April 13, 2018

Dear Shareholder:

It is my pleasure to invite you to attend The St. Joe Company’s Annual Meeting of Shareholders. The meeting will be held on May 23, 2018, at 9:00 a.m., Central Daylight Time, at the WaterColor Inn, 34 Goldenrod Circle, Santa Rosa Beach, Florida 32459. At the meeting, you will be asked to:

1.	Elect six directors for a one-year term expiring at the 2019 Annual Meeting of Shareholders (the “Annual Meeting”) or until his or her successor is elected and qualified.

2.	Ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the 2018 fiscal year.

3.	Approve, on an advisory basis, the compensation of our named executive officers.

4.	Transact such other business as may properly come before the Annual Meeting and any adjournment or postponement of the Annual Meeting.

Only shareholders of record as of the close of business on March 22, 2018 may vote at the Annual Meeting.

It is important that your shares be represented at the Annual Meeting, regardless of the number of shares you may hold. Whether or not you plan to attend the Annual Meeting, please vote using the Internet, by telephone or by mail, in each case by following the instructions in our proxy statement. This will not prevent you from voting your shares in person if you are present.

I look forward to seeing you on May 23, 2018.

Sincerely,

Bruce R. Berkowitz

Chairman of the Board

We mailed a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and annual report on or about April 13, 2018. St. Joe’s proxy statement and annual report are available online at https://materials.proxyvote.com/790148.

The St. Joe Company  |  2018 Proxy Statement

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PROXY STATEMENT

The St. Joe Company 133 South WaterSound Parkway WaterSound, Florida 32461

PROXY STATEMENT

Proxy Statement for Annual Meeting of Shareholders to be held on May 23, 2018

You are receiving this proxy statement because you own shares of common stock of The St. Joe Company, which we sometimes refer to as “St. Joe,” “the Company,” “we,” “our” and “us”, that entitle you to vote at the Annual Meeting of Shareholders, which we refer to as the Annual Meeting. Our Board of Directors, which we sometimes refer to as the Board, is soliciting proxies from shareholders who wish to vote at the meeting. By use of a proxy, you can vote even if you do not attend the meeting. This proxy statement describes the matters on which you are being asked to vote and provides information on those matters so that you can make an informed decision.

Date, Time and Place of the Annual Meeting

We will hold the Annual Meeting on May 23, 2018, at 9:00 a.m., Central Daylight Time, at the WaterColor Inn, 34 Goldenrod Circle, Santa Rosa Beach, Florida 32459.

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QUESTIONS AND ANSWERS ABOUT VOTING AT THE ANNUAL MEETING AND RELATED MATTERS

Q:	Who may vote at the Annual Meeting?

A:	Only holders of record of shares of our common stock at the close of business on March 22, 2018, the record date for the Annual Meeting, are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement of the meeting. On the record date, we had 65,142,997 shares of our common stock outstanding and entitled to be voted at the meeting.

Q:	How many votes do I have?

A:	You may cast one vote for each share of our common stock held by you as of the record date on all matters presented at the meeting.

Q:	What constitutes a quorum, and why is a quorum required?

A:	We are required to have a quorum of shareholders present to conduct business at the meeting. The presence at the meeting, in person or by proxy, of the holders of at least a majority of the shares entitled to vote on the record date will constitute a quorum, permitting us to conduct the business of the meeting. Proxies received but marked as abstentions, if any, proxies returned without making any selections, if any, and broker non-votes (described below) will be included in the calculation of the number of shares considered to be present at the meeting for quorum purposes. If we do not have a quorum, we will be forced to reconvene the Annual Meeting at a later date.

Q:	What is the difference between a shareholder of record and a beneficial owner?

A:	If your shares are registered directly in your name with St. Joe’s transfer agent, American Stock Transfer & Trust Company, you are considered the “shareholder of record” with respect to those shares.

If your shares are held by a brokerage firm, bank, trustee or other agent, whom we refer to as a nominee, you are considered the “beneficial owner” of shares held in street name. The Notice of Internet Availability of Proxy Materials, which we refer to as the Notice, has been forwarded to you by your nominee who is considered the “shareholder of record” with respect to those shares. As the beneficial owner, you have the right to direct your nominee on how to vote your shares by following its instructions for voting.

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QUESTIONS AND ANSWERS ABOUT VOTING AT THE ANNUAL MEETING AND RELATED MATTERS

Q:	How do I vote?

A:	If you are a shareholder of record, you may vote:

●	via Internet;
●	by telephone;
●	by mail, if you have received a paper copy of the proxy materials; or
●	in person at the meeting.

Detailed instructions for Internet and telephone voting are set forth on the Notice, which contains instructions on how to access our proxy statement and annual report online.

If you are a beneficial shareholder, you must follow the voting procedures of your nominee included with your proxy materials. If your shares are held by a nominee and you intend to vote at the meeting, please bring with you evidence of your ownership as of the record date (such as a letter from your nominee confirming your ownership or a bank or brokerage firm account statement).

Q:	What am I being asked to vote on?

A:	At the Annual Meeting you will be asked to vote on the following four proposals. Our Board recommendation for each of these proposals is set forth below.

Proposal	Board Recommendation
1. To elect six directors for a one-year term expiring at the next Annual Meeting of Shareholders or until his or her successor is elected and qualified.	FOR

2. To ratify the appointment of Grant Thornton LLP, which we refer to as Grant Thornton, as our independent registered public accounting firm for the 2018 fiscal year.	FOR

3. To approve, on an advisory basis, the compensation of our named executive officers, which we refer to as “Say on Pay.”	FOR

We will also consider such other business that properly comes before the meeting in accordance with Florida law and our Bylaws.

Q:	What happens if additional matters are presented at the Annual Meeting?

A:	Other than the items of business described in this proxy statement, we are not aware of any other business to be acted upon at the Annual Meeting. If you grant a proxy, the persons named as proxy holders, Messrs. Bruce R. Berkowitz and Jorge L. Gonzalez, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting in accordance with Florida law and our Bylaws.

Q:	How many votes are needed to elect each director nominee (Proposal 1)?

A:	Under our Bylaws, a majority of the votes cast (meaning the number of shares voted “for” a nominee must exceed the number of shares voted “against” such nominee) is required for the election of directors in an uncontested election.

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QUESTIONS AND ANSWERS ABOUT VOTING AT THE ANNUAL MEETING AND RELATED MATTERS

Q:	How many votes are needed to approve the ratification of Grant Thornton (Proposal 2)?

A:	Under our Bylaws, the votes cast favoring the action must exceed the votes cast opposing the action to approve the ratification of Grant Thornton as our independent registered certified public accounting firm.

Q:	How are votes counted for the advisory proposal regarding Say on Pay (Proposal 3)?

A:	Proposal 3 is an advisory vote, which means that while we ask shareholders to approve the resolution regarding Say on Pay this is not an action that requires shareholder approval. Consequently, the provisions of our Bylaws regarding voting requirements do not apply to this proposal. We will report the result of the shareholder vote on this proposal based on the number of votes cast. If more shares vote “FOR” the Say on Pay proposal than vote “AGAINST,” we will consider the proposal approved. Abstentions are not counted as votes “FOR” or “AGAINST” this proposal.

Q:	What is the effect of the advisory vote on Proposal 3?

A:	Although the advisory vote on Proposal 3 is non-binding, our Board and its Compensation Committee will review the result of the vote and take it into account in making determinations concerning executive compensation for 2019.

Q:	What if I sign and return my proxy without making any selections?

A:	If you sign and return your proxy without making any selections, your shares will be voted “FOR” each of the six director nominees in proposal 1 and “FOR” proposals 2 and 3. If other matters properly come before the meeting, Messrs. Bruce R. Berkowitz and Jorge L. Gonzalez will have the authority to vote on those matters for you at their discretion. As of the date of this proxy statement, we are not aware of any matters that will come before the meeting other than those disclosed in this proxy statement.

Q:	What if I am a beneficial shareholder and I do not give the nominee voting instructions?

A:	If you are a beneficial shareholder and your shares are held in the name of a broker, the broker is bound by the rules of the New York Stock Exchange, which we refer to as the NYSE, regarding whether or not it can exercise discretionary voting power for any particular proposal if such broker has not received voting instructions from you. Brokers have the authority to vote shares for which their customers do not provide voting instructions only with respect to certain “routine” matters. A broker non-vote occurs when a nominee who holds shares for another does not vote on a particular matter because the nominee does not have discretionary voting authority for that matter and has not received instructions from the beneficial owner of the shares. Broker non-votes are included in the calculation of the number of votes considered to be present at the meeting for purposes of determining the presence of a quorum but are not counted as a vote cast with respect to a matter on which the nominee has expressly not voted.

Other than the proposal to approve the ratification of Grant Thornton (Proposal 2), none of the proposals described in this proxy statement relate to “routine” matters. As a result, a broker will not be able to vote your shares with respect to Proposals 1 and 3 absent your voting instructions.

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QUESTIONS AND ANSWERS ABOUT VOTING AT THE ANNUAL MEETING AND RELATED MATTERS

Q:	What if I abstain or withhold authority to vote on a proposal?

A:	If you sign and return your proxy marked “ABSTAIN” on any proposal, your shares will not be voted on that proposal and will not be counted as votes cast in the final tally of votes with regard to that proposal. However, your shares will be counted for purposes of determining whether a quorum is present.

The table below sets forth, for each proposal on the ballot: (1) whether a broker can exercise discretion and vote your shares with respect to such proposal absent your instructions; (2) the impact of broker non-votes (if applicable) on the approval of the proposal; and (3) the impact of abstentions on the approval of the proposal.

Proposal	Can Brokers Vote Absent Instructions?	Impact of Broker Non-Vote	Impact of Abstentions
Election of Directors	No	None	None
Ratification of Auditors	Yes	Not Applicable	None
Say on Pay	No	None	None

Q:	Can I change my vote after I have delivered my proxy?

A:	Yes. If you are a shareholder of record, you may revoke your proxy at any time before its exercise by:

●	Written notice to our Corporate Secretary at The St. Joe Company, 133 South WaterSound Parkway, WaterSound, Florida 32461;
●	Executing and delivering to our Corporate Secretary a proxy with a later date;
●	Attending the Annual Meeting and voting in person; or
●	Submitting a telephonic or Internet vote with a later date.

If you are a beneficial shareholder, you must contact your nominee to change your vote or obtain a proxy to vote your shares if you wish to cast your vote in person at the meeting.

Q:	What does it mean if I receive more than one proxy card?

A:	If you receive more than one proxy card, it means that you hold shares of St. Joe in more than one account. To ensure that all your shares are voted, sign and return each proxy card. Alternatively, if you vote by telephone or on the Internet, you will need to vote once for each proxy card you receive.

Q:	Who can attend the Annual Meeting?

A:	Only shareholders and our invited guests may attend the Annual Meeting. To gain admittance, you must bring a form of personal identification to the meeting, where your name will be verified against our shareholder list. If a broker or other nominee holds your shares and you plan to attend the meeting, you should bring a recent brokerage statement showing your ownership of the shares as of the record date or a letter from the broker or other nominee confirming such ownership, and a form of personal identification.

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QUESTIONS AND ANSWERS ABOUT VOTING AT THE ANNUAL MEETING AND RELATED MATTERS

Q:	If I plan to attend the Annual Meeting, should I still vote by proxy?

A:	Yes. Casting your vote in advance does not affect your right to attend the Annual Meeting.

If you vote in advance and also attend the meeting, you do not need to vote again at the meeting unless you want to change your vote. Written ballots will be available at the meeting for shareholders of record.

Q:	Where can I find voting results of the Annual Meeting?

A:	We will announce the results for the proposals voted upon at the Annual Meeting and publish final detailed voting results in a Form 8-K filed within four business days after the Annual Meeting.

Q:	Who should I call with other questions?

A:	If you have additional questions about this proxy statement or the meeting or would like additional copies of this proxy statement or our annual report, please contact: The St. Joe Company, 133 South WaterSound Parkway, WaterSound, Florida 32461, Attention: Investor Relations, Telephone: (850) 231-6400.

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PROPOSAL 1 - ELECTION OF DIRECTORS

Under our Bylaws, directors are elected for a one-year term expiring at the next annual meeting of shareholders or until his or her successor is elected and qualified. Our Board currently has eight members. Upon the recommendation of the Governance and Nominating Committee, which we refer to as the Governance Committee, our Board has nominated each of the following current directors for re-election at the Annual Meeting: Cesar L. Alvarez, Bruce R. Berkowitz, Howard S. Frank, Jorge L. Gonzalez, James S. Hunt and Thomas P. Murphy Jr. (collectively, the “Director Nominees”). The Board has nominated each of these persons to serve as a director for a one-year term that will expire at the 2019 Annual Meeting of Shareholders or until his successor is elected and qualified, and each has consented to serve if elected. Two of our current Board members, Stanley Martin and Vito S. Portera, are not among the Director Nominees and, therefore, are not standing for re-election for the 2018-2019 term. We thank both Mr. Martin and Mr. Portera for their valuable contributions to the success of our Company.

Our Bylaws permit the Board of Directors to set the size of the Board. In evaluating what it believes the optimal size and composition of the Board to be, the Board considered the current scope of the Company’s operations and the strength, tenure, mix and experience of the Director Nominees, and decided, for the present time, to advance with a Board composed of six directors.

We believe that each of our directors possesses the experience, skills and qualities to fully perform his duties as a director and contribute to our success. Our directors were nominated because each possesses the highest standards of personal integrity and interpersonal and communication skills, is highly accomplished in his field, has an understanding of the interests and issues that are important to our shareholders and is able to dedicate sufficient time to fulfilling his obligations as a director. Our directors as a group complement each other and each other’s respective experiences, skills and qualities.

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PROPOSAL 1 - ELECTION OF DIRECTORS

Each director’s principal occupation and other pertinent information about the particular experiences, qualifications, attributes and skills that led the Board to conclude that such person should serve as a director appears on the following pages.

Cesar L. Alvarez Age 70 Director since 2012

Mr. Alvarez is the Senior Chairman of the international law firm of Greenberg Traurig, LLP, a position he has held since February 2016. Prior to his appointment as Senior Chairman, Mr. Alvarez served as the firm’s Executive Chairman and Co-Chairman from January 2010 to January 2016. He previously served as the firm’s Chief Executive Officer from 1997 until his election as Executive Chairman in January 2010. During his combined 15-year tenure as both Chief Executive Officer and Executive Chairman, Mr. Alvarez led the firm to become one of the top ten law firms in the United States by leading its growth from 325 lawyers in 8 offices to approximately 1,850 attorneys in more than 36 locations in the United States, Europe, Asia and Latin America.

Mr. Alvarez currently serves as the Chairman of the Board of Directors of Mednax, Inc. (NYSE), where he has served since March 1997 and as Vice-Chairman of the Board of Directors of Watsco, Inc. (NYSE), where he has served since June 2017 and previously served as a director from May 1997 until May 2015. In addition, he serves on the board of directors of Intrexon Corporation (NYSE), where he has served since 2008; Fairholme Funds, Inc. (the “Fairholme Fund”), a family of publicly traded focused investment funds, since 2008; and Fairholme Trust Company since 2015. Mr. Alvarez previously served on the board of directors of Sears Holding Corporation from December 2013 to May 2017.

Qualifications.  The Board nominated Mr. Alvarez to serve as a director due to his management experience as the Senior Chairman and as former Chief Executive Officer of one of the nation’s largest law firms with professionals providing services in multiple locations across the country, as well as his many years of corporate governance experience, both counseling and serving on the boards of directors of other publicly traded companies.

Bruce R. Berkowitz Age 59 Director since 2011 Chairman since 2011 Committees: ● Executive ● Investment

Mr. Berkowitz is the Founder and Chief Investment Officer of Fairholme Capital Management, L.L.C. (“Fairholme Capital,” a registered investment advisor registered with the SEC), which he established in 1997, a director of Fairholme Trust Company, LLC (“Fairholme Trust Company,” a non-depository trust company regulated by the Florida Office of Financial Regulation), President of the Fairholme Fund and is also the Manager of, and controls entities that own and control, Fairholme Holdings, LLC (“Fairholme Holdings”), which wholly owns Fairholme Capital and Fairholme Trust Company. Mr. Berkowitz and clients of Fairholme Capital and Fairholme Trust Company owned approximately 42.88% of our common stock as of March 30, 2018.

Mr. Berkowitz has served as a director of the Fairholme Fund, a family of publicly traded focused investment funds, since 1999. He is also a director of Fairholme Trust Company and has served as a director of Olympus Re Holdings, Ltd. and Olympus Reinsurance Company, Ltd. (Bermuda) since 2001. Previously, Mr. Berkowitz served as a director of each of White Mountains Insurance Group, Ltd., a financial services holding company, from

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PROPOSAL 1 - ELECTION OF DIRECTORS

2004 to 2010, AmeriCredit Corporation, a retail financial services company, from 2008 to 2009, TAL International Group Inc., a lessor of intermodal freight containers and chassis, from 2004 to 2009, and Sears Holding Corporation (NA
SDAQ), from February 2016 to October 2017. In addition, Mr. Berkowitz was Managing Member of Fairholme Capital from 1997 to 2014.

Qualifications.  The Board nominated Mr. Berkowitz to serve as a director because of his extensive financial and investment experience and his valuable network of business and professional relationships.

Howard S. Frank Age 77 Director since 2011 Committees: ● Compensation (Chair) ● Audit ● Governance (Chair) ● Executive (Chair) ● Investment

Mr. Frank is currently a Senior Advisor to the CEO of the Costa Group, Europe’s largest cruise company, a position he has held since December 2017. From January 1998 until January 2014, Mr. Frank served as the Chief Operating Officer and Vice Chairman of the board of directors of Carnival Corporation & plc (“Carnival”) (NYSE), the largest cruise vacation group in the world. Mr. Frank is a past Chairman and current member of the Board of Trustees for the New World Symphony and currently serves on the board of directors of the Fairholme Fund, a family of publicly traded focused investment funds. Mr. Frank also serves on the board of Venezia Investimenti, Srl and Venezia Terminal Passeggeri SpA in Venice, Italy, where he has served since 2016.

Qualifications.  The Board nominated Mr. Frank to serve as a director because of his extensive strategic accounting, operational experience and sound business judgment demonstrated throughout his career with Carnival, as well as his experience as an Audit Committee Chair with the Fairholme Fund.

Jorge L. Gonzalez Age 53 Director since 2015 Committees: ● Executive ● Investment

Mr. Gonzalez joined us in 2002 and has served as our President and Chief Executive Officer since November 2015. During his time with the Company, Mr. Gonzalez has served in roles of increasing responsibility, including as the Company’s Senior Vice President of Development from March 2015 to November 2015. Mr. Gonzalez has over 27 years of continuous experience in various planning and real estate related roles. Mr. Gonzalez serves on various community boards and organizations, including as the Chairman of the Bay County Economic Development Alliance, the board of directors of both the Florida Chamber of Commerce and Enterprise Florida and was recently appointed by Governor Scott to serve on The Florida State University’s Board of Trustees. Mr. Gonzalez has undergraduate and graduate degrees from Florida State University.

Qualifications.  The Board nominated Mr. Gonzalez to serve as a director because of his extensive experience in the real estate development industry, including as an executive officer of the Company.

James S. Hunt Age 62 Director since 2017 Committees: ● Audit (Chair) ● Compensation	Mr. Hunt is a retired executive who focuses on his work as a corporate director, serving public, private, and large scale operating not for profit enterprises. Mr. Hunt served as Executive Vice President and Chief Financial Officer of Walt Disney Parks and Resorts Worldwide from 2003 until his retirement in July 2012. During that period, he was a member of the Boards of Directors of Disney’s Hong Kong International Theme Park Company Limited, Shanghai International Theme Park Company Limited and Shanghai International Associated Facilities Company, Limited, as well as Disney’s Alameda Insurance and Buena Vista Insurance

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PROPOSAL 1 - ELECTION OF DIRECTORS

companies. Prior to that, between 1992 and 2003 he held senior finance positions with Walt Disney World Resort, including Vice President  –  Finance and Controllership, Senior Vice President  –  Operations Finance and Executive Vice President and Chief Financial Officer. Before that time, Mr. Hunt was a Partner with Ernst & Young. Mr. Hunt is a member and Chairman of the Board Directors of Caesars Entertainment Corporation (NASDAQ), a position he has held since October 2017. Mr. Hunt has also served on the board of directors of Brown & Brown, Inc. (NYSE) since May 2013, and chairs its Audit Committee and serves as a member of the Compensation and Acquisition Committees. In addition, Mr. Hunt is a member of the Board of Trustees of Penn Mutual Life, a mutual life insurance company, where he has been a member since January 2015 and serves on the Investment and Executive Committees and as Chair of the Audit Committee.

Qualifications.  The Board nominated Mr. Hunt to serve as a director because of his 40 years of increasingly responsible executive and senior executive finance, strategy and related operational roles, significant finance and accounting expertise and international experience, as well as his experience as Audit Committee Chair with Brown & Brown, Inc. and Penn Mutual Life. Mr. Hunt holds an active license in the State of Florida as a Certified Public Accountant.

Thomas P. Murphy, Jr. Age 69 Director since 2011 Committees: ● Audit ● Compensation ● Governance

Mr. Murphy is Chairman and Chief Executive Officer of Coastal Construction Group, a construction company, which he founded in 1989. Mr. Murphy has 50 years of construction and development experience, which encompasses hospitality, resort, single and multi-family residential, commercial, educational and industrial projects. Mr. Murphy is an honorary board member of Baptist Health Systems of South Florida and is a member of the Construction Industry Round Table, the National Association of Home Builders and the Florida Home Builders Association. Mr. Murphy also co-founded Seaboard Construction, which he grew to become one of the largest general contractors in Florida, selling the company in 1988 to Turner Construction, the largest general contractor in the United States at the time. Mr. Murphy has served as a director of Interval Leisure Group, Inc. (NASDAQ) since August 2008.

Qualifications.  The Board nominated Mr. Murphy to serve as a director because of his valuable entrepreneurial skills and extensive knowledge of construction and real estate in Florida as well as his experience serving on the board of directors of a public company.

Recommendation of the Board of Directors

The Board of Directors recommends a vote “FOR” each of the director nominees.

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CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines, which describe our corporate governance practices and policies and provide a framework for our Board governance. The topics addressed in our Corporate Governance Guidelines include, among other things:

●	Director independence (including our Policy Regarding Director Independence Determinations);
●	Director qualifications, responsibilities and tenure;
●	Board structure;
●	Director resignation policy;
●	Director compensation; and
●	Management succession.

From time to time, the Governance Committee will review our Corporate Governance Guidelines and, if necessary, will recommend changes to the Board. Our Corporate Governance Guidelines are available to view under the Investor Relations – Corporate Governance section of our website, located at www.joe.com.

Board Leadership Structure

As stated in our Corporate Governance Guidelines, it is our policy that the positions of Chief Executive Officer (CEO) and Chairman of the Board may be filled by the same person or different persons. As such, the Board remains free to make this determination from time to time in a manner that seems most appropriate for St. Joe. Currently, we separate the positions of CEO and Chairman of the Board in recognition of the differences between the two roles. The CEO is responsible for the strategic direction of St. Joe and the day to day leadership and performance of St. Joe, while the Chairman of the Board provides the CEO with guidance, sets the agenda for the Board meetings and presides over meetings of the Board. In addition, we believe that the current separation provides a more effective monitoring and objective evaluation of the CEO’s performance. The separation also allows the Chairman of the Board to strengthen the Board’s independent oversight of our performance and governance standards.

Director Independence

It is the policy of the Board that a majority of the members of the Board qualify as independent directors. To assist it in making independence determinations, the Board adopted categorical standards of director independence, which are attached as Annex A to our Corporate Governance Guidelines which are available to view under the Investor Relations – Corporate Governance section of our website, located at www.joe.com. The categorical standards of director independence are consistent with the independence standards set forth in Section 303A.02 of the NYSE listing standards.

Pursuant to our Corporate Governance Guidelines, the Board undertakes an annual review of director independence, which includes a review of each director’s responses to questionnaires asking about any relationships with us. This review is designed to identify and evaluate any transactions or relationships between a

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CORPORATE GOVERNANCE

director or any member of his or her immediate family and us or members of our senior management. In determining that Mr. Alvarez was independent, the Board considered the legal services provided to us by Greenberg Traurig, a law firm for which Mr. Alvarez serves as Senior Chairman. Following such consideration, the Board determined that the services provided by Greenberg Traurig did not affect Mr. Alvarez’s independence.

Based on its independence review and after considering the transactions described above, the Board determined that each of the following current directors (which together constitute all of the members of the Board other than Mr. Gonzalez) is independent: Messrs. Alvarez, Berkowitz, Frank, Hunt, Martin, Murphy and Portera. Mr. Gonzalez is not independent as he currently serves as our President and Chief Executive Officer.

Board Committees

The Board has the following three standing committees: the Governance Committee; the Audit Committee; and the Compensation Committee. Copies of the charters of each of the Governance Committee, the Audit Committee and the Compensation Committee setting forth the responsibilities of the committees can be found under the Investor Relations – Corporate Governance section of our website, located at www.joe.com. Printed copies of these charters will also be provided to any shareholder who requests them by contacting us at the following address: The St. Joe Company, 133 South WaterSound Parkway, WaterSound, Florida 32461, Attn: Corporate Secretary. We periodically review and revise the committee charters. Upon review in 2017, the Board determined that no revisions to the Governance Committee, Compensation Committee or Audit Committee Charters were necessary.

A summary of the current composition of each standing committee, and the number of meetings held by each such committee in 2017, is set forth below.

Name	Governance	Compensation	Audit
Cesar L. Alvarez	—	—	—
Bruce R. Berkowitz	—	—	—
Howard S. Frank	Chair	Chair
Jorge L. Gonzalez	—	—	—
James S. Hunt	—		Chair
Stanley Martin		—	—
Thomas P. Murphy, Jr.
Vito S. Portera	—		—

Meetings held in 2017:	2	2	4

= Committee member

In addition, the Board currently has created two special committees: (1) the Executive Committee and (2) the Investment Committee. Discussion of these committees is set forth below.

Board and Committee Meetings

The Board convened five formal meetings in 2017 and acted pursuant to written consent in lieu of a meeting four times. Each member of the Board attended at least 80% of the aggregate number of meetings of the Board and the committees on which he served in 2017. Non-management directors meet in executive session without management on a regular basis. Our Chairman of the Board presides during such sessions. Board members are expected to attend our annual meetings of shareholders, either in person, by phone or by other

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CORPORATE GOVERNANCE

remote communication. All of the current members of the Board, who were serving as directors at the time of the 2017 Annual Meeting, were present at the 2017 Annual Meeting, with the exception of Mr. Berkowitz, who was called away due to a family emergency.

Audit Committee

Responsibilities

The Audit Committee’s responsibilities include, among other things:

●	appointing our independent auditors and monitoring their performance, qualifications and independence;
●	assisting the Board’s oversight of the quality and integrity of our financial statements;
●	reviewing with management, the internal auditor and independent auditors, the quality, adequacy and effectiveness of our internal control over financial reporting;
●	reviewing our policies and processes with respect to risk assessment and risk management;
●	exercising an oversight role with respect to our internal audit function; and
●	reviewing with management our policies with respect to compliance with laws and regulations, including our Code of Business Conduct and Ethics.

In addition, the Audit Committee has sole authority to pre-approve all auditing services, internal control-related audit services and permitted non-audit services to be provided by the independent auditors. The Audit Committee may delegate any of its responsibilities, as it deems appropriate, to a subcommittee composed of one or more members.

Independence and Financial Expertise

The Board reviewed the background, experience and independence of the Audit Committee members based in large part on the directors’ responses to questions relating to their relationships, background and experience. Based on this review, the Board determined that each member of the Audit Committee:

●	meets the independence requirements of the NYSE’s corporate governance listing standards;
●	meets the enhanced independence standards for audit committee members required by the Securities and Exchange Commission, which we refer to as the SEC;
●	is financially literate, knowledgeable and qualified to review financial statements; and
●	is free of any relationship that, in the opinion of the Board, may interfere with his or her exercise of independent judgment as an Audit Committee member.

In addition, the Board has determined that each of Howard S. Frank and James S. Hunt qualifies as an “audit committee financial expert” under SEC rules.

Compensation Committee

Responsibilities

The Compensation Committee’s responsibilities include, among other things:

●	in consultation with senior management, establishing our general compensation philosophy, and overseeing the development and implementation of our compensation and benefits program;

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●	together with the other independent directors of the Board, setting the compensation of the CEO and our other executive officers;
●	reviewing and approving performance goals and objectives, consistent with approved compensation plans, with respect to the compensation of the CEO and all other executive officers;
●	reviewing and supervising the administration of our incentive compensation and equity based plans that are subject to Board approval;
●	reviewing St. Joe’s compensation policies and practices to determine if any risks arise from such policies and practices that are reasonably likely to have a material adverse effect on St. Joe;
●	reviewing and discussing the compensation and benefits of non-employee directors; and
●	reviewing and discussing with management our Compensation Discussion and Analysis for inclusion in our proxy statement, annual report or other applicable SEC filing.

The Compensation Committee may delegate any of its responsibilities, as it deems appropriate, to a subcommittee composed of one or more members except as otherwise provided in the Compensation Committee Charter. Information regarding the processes and procedures followed by the Compensation Committee in considering and determining executive compensation is provided below under the heading “Compensation Discussion and Analysis.”

Independence

The Board reviewed the background, experience and independence of the Compensation Committee members based in large part on the directors’ responses to questions relating to their relationships, background and experience. Based on this review, the Board determined that each member of the Compensation Committee:

●	meets the independence requirements of the NYSE’s corporate governance listing standards;
●	meets the enhanced independence standards for compensation committee members required by the NYSE’s corporate governance listing standards;
●	is an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended; and
●	is free of any relationship that, in the opinion of the Board, may interfere with his or her exercise of independent judgment as a Compensation Committee member.

Use of Outside Advisors

The Compensation Committee has authority to select, retain, terminate, and approve the fees and other retention terms of counsel or other advisors, experts or compensation consultants, as it deems appropriate, in its sole discretion, to assist the Compensation Committee in fulfilling its responsibilities. The Compensation Committee did not engage any such outside advisors in 2017.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee during 2017 was at any time during 2017 or at any other time an officer or employee of St. Joe. No executive officer of St. Joe serves as a member of (i) a board of directors or (ii) a compensation committee of any other entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

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Governance and Nominating Committee

Responsibilities

The Governance Committee’s responsibilities include, among other things:

●	assisting the Board by establishing the criteria for the selection of directors, identifying individuals qualified to become members of the Board and recommending to the Board candidates to stand for election at the next annual meeting of shareholders;
●	recommending committee assignments after consultation with the Chairman of the Board;
●	assessing and reporting to the Board as to the independence of each director;
●	taking a leadership role in shaping the corporate governance of St. Joe;
●	approving related person transactions involving any Board member or any executive officer;
●	leading the Board in its annual self-evaluation and evaluation of each of the Board committees and management; and
●	developing and making recommendations to the Board with respect to a set of corporate governance guidelines applicable to St. Joe.

Independence

The Board reviewed the background, experience and independence of the Governance Committee members based in large part on the directors’ responses to questions relating to their relationships, background and experience. Based on this review, the Board determined that each member of the Governance Committee meets the independence requirements of the NYSE’s corporate governance listing standards.

Director Candidates

The Governance Committee considers possible director nominee candidates from many sources, including management and shareholders. Detailed information regarding the procedures that our shareholders must follow to submit recommendations of director nominees, as well as the policies that the Board must follow to review such recommendations, can be found in Section 9 of Article II of our Bylaws, which are available under the Investor Relations – Corporate Governance section of our website, located at www.joe.com. The Governance Committee evaluates the suitability of potential candidates nominated by shareholders in the same manner as other candidates recommended to the Governance Committee. In identifying individuals to nominate for election to our Board, the Governance Committee, to the extent deemed relevant by the Governance Committee in its sole discretion, seeks candidates that, among other things, have:

●	proven strength of character, mature judgment, objectivity, intelligence and the highest personal and business ethics, integrity and values;
●	a reputation, both personal and professional, consistent with our image and reputation;
●	sufficient time and commitment to devote to carrying out the duties and responsibilities of Board membership;
●	an ability and willingness to serve on the Board for an extended period of time to develop knowledge about St. Joe’s businesses;
●	financial knowledge and experience, including qualification as financially literate and as a financial expert defined by the SEC and NYSE; and
●	independence, as defined by the SEC and NYSE, and a willingness to represent the best interests of all shareholders and observe the fiduciary duties that a director owes to the shareholders.

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In addition, a director candidate must have, when considered with the collective experience of other Board members, appropriate qualifications and skills that have been developed through extensive business experience, including the following:

●	interpersonal and leadership skills;
●	a proven track record of excellence in their field of expertise; and
●	significant business and professional expertise with high-level managerial experience in complex organizations, including large legal firms or accounting and finance, real estate, government, banking, educational or other comparable institutions.

Prior to the nomination of a director for re-election, the Governance Committee reviews the performance of each director whose term is expiring and determines whether that director should be nominated for election to an additional term. This determination is made following an assessment of the director’s performance, including the following factors: the director’s attendance at Board and applicable Board committee meetings; understanding of St. Joe’s businesses; understanding of St. Joe’s strategies; overall level of involvement; contributions to the Board; any change in the independence of the director; and any change in status of the director. If the Governance Committee or the Board decides to nominate a new candidate for election, the Governance Committee identifies the desired skills and experience of any new nominee in light of the criteria above.

Additionally, although we do not have a formal, written diversity policy, pursuant to the Governance Committee Charter, the Governance Committee seeks a diverse group of director candidates, including diversity with respect to age, gender, ethnic background and national origin. The Governance Committee seeks candidates who will combine a broad spectrum of backgrounds, experience, skills and expertise and who would make a significant contribution to the Board, St. Joe and our shareholders.

The Governance Committee identifies nominees by first evaluating the current Board members’ willingness to continue in service. Current members of the Board with skills and experience that are relevant to St. Joe’s business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. If any member of the Board does not wish to continue in service or if the Governance Committee or the Board decides not to re-nominate a member for re-election, the Governance Committee identifies the desired skills and experience of a new nominee in light of the criteria above. Current members of the Governance Committee and Board are polled for suggestions as to individuals meeting the criteria of the Governance Committee. In addition, from time to time, the Governance Committee has engaged the services of executive search firms to assist the Governance Committee and the Board in identifying and evaluating potential director candidates. Pursuant to our Corporate Governance Guidelines, any nominee in an uncontested election who receives a greater number of “against” votes than “for” votes must tender such director’s resignation for consideration by the Governance Committee who will recommend to the Board the action to be taken.

Executive Committee

The purpose of the Executive Committee, whose current members are Messrs. Berkowitz, Frank and Gonzalez, is to assist the Board in executing its responsibilities, primarily to take such actions that exceed the authority of management but do not require approval by the full Board. The Executive Committee also assists in the Board’s oversight of the Company’s operations, strategic direction and governance in the intervals between meetings of the Board. The Executive Committee may not, however:

●	approve or recommend to shareholders actions or proposals required to be approved by shareholders;

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●	fill vacancies on the Board or any committee of the Board;
●	adopt, amend or repeal our Bylaws;
●	authorize or approve the acquisition of our common stock unless pursuant to a general formula or method specified by the Board; or
●	authorize or approve the issuance or sale of our common stock, except in certain circumstances.

The Executive Committee convened three formal meetings in 2017 and discussed and approved various topics, transactions and other matters related to the Company’s operations and strategic direction, including joint ventures and asset sales.

Investment Committee

The Investment Committee, whose current members are Messrs. Berkowitz, Frank and Gonzalez, approves certain expense commitments beyond management’s sole authority and supervises the implementation of the Investment Management Agreement, as amended, between St. Joe and an affiliate of Fairholme Capital.

Management Succession

Annually, the Board reviews and discusses a succession plan for the CEO as well as other senior management positions. To assist the Board, the CEO provides the Board with an annual assessment of our senior managers and other persons considered potential successors to the CEO position and to other senior management positions. In addition, the CEO prepares, on a continuing basis, a short-term succession plan that outlines a temporary delegation of authority to certain officers if any or all of the senior officers should unexpectedly become unable to perform their duties. The short term plan would be in effect until the Board had the opportunity to consider the situation and take action, when necessary.

Code of Business Conduct and Ethics/Related Person Transaction Policy

Our Board has adopted a Code of Business Conduct and Ethics, which we refer to as the Code, applicable to all our directors, officers and employees. Its purpose is to promote our commitment to standards for ethical business practices. The Code provides that it is our policy that our business be conducted in accordance with the highest legal and ethical standards. Our reputation for integrity is one of our most valuable assets, and each director, officer and employee is expected to contribute to the care and preservation of that asset. The Code addresses a number of issues, including conflicts of interest, corporate opportunities, use and protection of company assets, fair dealing, confidential information, insider trading and stock transactions, media and public inquiries, accounting matters, books and record keeping, working with governments and compliance with applicable laws, including antitrust and competition laws.

Our Code is available to view under the Investor Relations – Corporate Governance section of our website, located at www.joe.com. We intend to post on our website information regarding any amendment to the Code or any waiver granted under the Code covered by Item 5.05 of Form 8-K within four business days following the date of the amendment or waiver.

Our Governance and Nominating Committee Charter provides that our Governance Committee must approve all related person transactions involving any Board member or any executive officer. Current SEC rules define transactions with related persons to include any transaction, arrangement or relationship (i) in which St. Joe is a participant, (ii) in which the amount involved exceeds $120,000, and (iii) in which any executive officer, director, director nominee, beneficial owner of more than 5% of St. Joe’s common stock, or any immediate family member of such persons has or will have a direct or indirect material interest. All directors must recuse

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themselves from any discussion or decision affecting their personal, business or professional interests. All related person transactions will be disclosed in our applicable SEC filings as required under SEC rules.

Certain Relationships and Related Transactions

Mr. Gonzalez’ wife owns a spa business that leases space in one of our commercial properties. The lease was entered into prior to Mr. Gonzalez becoming an executive officer and lease payments are at market rates. The lease obligations for the 2015 fiscal year through January 2019 (the end of the current term of the lease) are approximately $210,000 (including CAM reimbursements of approximately $67,000).

Fairholme Capital has served as an investment advisor to the Company since April 2013. Based on the latest reporting with the Securities and Exchange Commission (the “SEC”), Mr. Berkowitz and clients of Fairholme Capital and Fairholme Trust Company, collectively beneficially owned approximately 42.88% of the Company’s outstanding common stock as of March 30, 2018. Mr. Berkowitz is the Chief Investment Officer of Fairholme Capital, a director of both the Fairholme Fund and Fairholme Trust Company and the Chairman of our Board of Directors. Mr. Berkowitz is also the Manager of, and controls entities that own and control, Fairholme Holdings, which wholly owns Fairholme Capital and Fairholme Trust Company. Mr. Alvarez also serves as a director of the Fairholme Fund, a director of Fairholme Trust Company and is a member of our Board of Directors. In addition, Mr. Frank serves as a director of the Fairholme Fund and is a member of our Board of Directors. Fairholme Capital does not receive any compensation for services as our investment advisor.

Pursuant to the terms of an Investment Management Agreement, as amended (the “Agreement”), an affiliate of Fairholme agreed to supervise and direct the investments of investment accounts established by us in accordance with the investment guidelines and restrictions approved by the Investment Committee of our Board of Directors. The investment guidelines are set forth in the Agreement and require that, as of the date of any investment: (i) no more than 15% of the investment account may be invested in securities of any one issuer (excluding the U.S. Government) and (ii) any investment in any one issuer (excluding the U.S. Government) that exceeds 10%, but not 15%, requires the consent of at least two members of the Investment Committee. Effective November 1, 2016, we entered into an Amendment to the Agreement, pursuant to which we modified the investment guidelines and restrictions described in the Agreement to (i) decrease from at least 50% to 25% the amount of the investment account that must be held in cash and cash equivalents, (ii) permit the investment account to be invested in common equity securities; however, common stock investments shall be limited to exchange-traded common equities, shall not exceed 5% ownership of a single issuer and, cumulatively, the common stock held in our investment portfolio shall not exceed $100.0 million market value, and (iii) provide that the aggregate market value of investments in common stock, preferred stock or other equity investments cannot exceed 25% of the market value of our investment portfolio at the time of purchase. All other material investment guidelines remain the same.

Board Role in Management of Risk

The Board is actively involved in the oversight and management of risks that could affect St. Joe. This oversight and management is conducted primarily through the Board’s Committees, but the full Board has retained responsibility for general oversight of risks. The Audit Committee is primarily responsible for overseeing the risk management and risk assessment function. In carrying out its responsibilities, the Audit Committee reviews our policies and processes with respect to risk assessment and risk management, and discusses our major financial risk exposures and the steps management has taken to monitor and control such exposures. A member of management is assigned to monitor and manage each identified risk. This process is facilitated by our General Counsel and Chief Financial Officer. The other Committees of the Board consider the

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risks within their areas of responsibility. The Board satisfies its oversight responsibility through the receipt and review of full reports by each Committee chair regarding the Committee’s considerations and actions, as well as through the receipt and review of regular reports directly from officers responsible for oversight of particular risks within St. Joe.

Director Compensation

Annual Retainer. For 2017, our Board approved the annual retainer fees set forth below, payable in cash. We do not pay meeting fees. Annual retainer fees are payable quarterly in advance.

●	$75,000 for each non-employee director;
●	an additional $25,000 for the Chairman of the Board;
●	an additional $25,000 for the Chair of the Governance Committee;
●	an additional $25,000 for the Chair of the Compensation Committee;
●	an additional $25,000 for the Chair of the Audit Committee; and
●	an additional $50,000 for the Chair of the Executive Committee.

Mr. Berkowitz waived his right to receive the annual retainer or committee chair fees for his service on the Board in 2017.

Annual Equity Grant. Following each annual meeting of our shareholders, the Compensation Committee grants an equity compensation award to each non-employee director. In 2017, the Compensation Committee granted to each non-employee director an equity grant with an aggregate fair market value of $50,000, based on the closing price of our common stock on the grant date.

Mr. Berkowitz waived his right to receive annual equity grants for service on the Board in 2017. In lieu of the annual equity grant, the Compensation Committee approved paying Messrs. Alvarez, Frank, Martin and Portera the equivalent value of the equity award in cash for 2017 and intends to do so in 2018 for any eligible director that so elects.

Expense Reimbursement. We reimburse directors for travel expenses related to attending Board and committee meetings and for other company related business. In certain circumstances, we will pay the costs for directors to fly on a private airplane to attend Board and committee meetings or for other company business. We may also invite director spouses to accompany directors to some of our Board meetings, for which we pay or reimburse travel expenses. In addition, we reimburse directors for seminar fees and travel expenses associated with attending one approved educational seminar each year.

Charitable Matching Program. We have chosen to support the charitable and civic activities of our directors. We will match each director’s cash contributions to charities in which he serves as an officer or trustee up to an aggregate annual amount of $5,000 per director. We will also contribute to events at which directors are recognized for their services to charitable or civic causes.

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2017 Director Compensation

The following table sets forth the compensation paid in 2017 to each director, other than Mr. Gonzalez whose 2017 compensation for his services as President and CEO is discussed under “Executive Compensation” in this proxy statement.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	All Other Compensation ($)		Total ($)
Cesar L. Alvarez	137,500	–	5,000	(3)	142,500
Bruce R. Berkowitz(4)	–	–	–		–
Howard S. Frank	137,500	–	–		137,500
James S. Hunt	37,500	50,006	5,000	(5)	87,506
Stanley Martin	150,000	–	–		150,000
Thomas P. Murphy, Jr.	75,000	50,006	–		125,006
Vito S. Portera	125,000	–	–		125,000

(1)	The amounts shown include the annual retainer fees for all directors. For Mr. Alvarez, the amount also includes (i) $50,000 in cash granted in lieu of Mr. Alvarez’s annual equity grant for 2017, and (ii) $12,500 in cash granted in lieu of a February 2017 stock grant award to directors. For Mr. Frank, the amount also includes (i) $50,000 in cash granted in lieu of Mr. Frank’s annual equity grant for 2017, and (ii) pro-rata fees in the amount of $50,000 for his service as Chair of each of the Executive Committee, the Governance Committee and the Compensation Committee. For Mr. Martin, the amount also includes (i) $50,000 in cash granted in lieu of Mr. Martin’s annual equity grant for 2017, and (ii) fees in the amount of $25,000 for his service as Chair of the Audit Committee. For Mr. Portera, the amount also includes $50,000 in cash granted in lieu of Mr. Portera’s annual equity grant for 2017.
(2)	Represents the grant date fair value of the Annual Equity Grant of 2,667 shares of common stock awarded to each of Messrs. Hunt and Murphy on July 3, 2017, based on a closing market price of our common stock of $18.75 on July 3, 2017. The amounts shown represent the grant date fair value under FASB ASC Topic 718. Please refer to Note 16 of our Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the SEC on March 1, 2018 for the assumptions utilized in calculating fair value. As of December 31, 2017, Messrs. Hunt, and Murphy each held 2,667 unvested shares of restricted stock.
(3)	The amount shown represents a matching contribution in the amount of $5,000 paid by the Company to United Way of Miami-Dade in accordance with the Company’s Charitable Matching Program. The Charitable Matching Program matches each director’s cash contributions to charities in which he serves as an officer or trustee up to an aggregate annual amount of $5,000 per director and also provides for contributions to events at which directors are recognized for their services to charitable or civic causes.
(4)	Mr. Berkowitz waived his right to receive any compensation for his service on the Board in 2017.
(5)	The amount shown represents a matching contribution in the amount of $5,000 paid by the Company to The Nemours Foundation in accordance with the Company’s Charitable Matching Program.

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REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of St. Joe’s independent registered public accounting firm. To execute this responsibility, the Committee engages in a comprehensive annual evaluation of the independent registered public accounting firm’s qualifications, performance and independence and whether the independent registered public accounting firm should be rotated, and considers the advisability and potential impact of selecting a different independent registered public accounting firm.

Changes in Independent Registered Public Accounting Firm

On April 2, 2018, the Company notified KPMG LLP (“KPMG”) of its intent not to re-appoint KPMG as the Company’s independent registered public accounting firm for the Company’s 2018 fiscal year. The Company’s decision not to re-appoint KPMG was approved by the Audit Committee.

KPMG’s audit report for the Company’s consolidated financial statements for the fiscal years ended December 31, 2017 and 2016 did not contain an adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles.

During the Company’s fiscal years ended December 31, 2017 and 2016 and through March 30, 2018, there were no disagreements (as described in Item 304(a)(1)(iv) of Regulation S-K under the Securities Exchange Act of 1934 (“Regulation S-K”)) with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG, would have caused KPMG to make reference to the subject matter of the disagreement in its report on the Company’s financial statements for such period, and there were no “reportable events” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).

The Company provided KPMG with a copy of the disclosures made in a Current Report on Form 8-K (the “Report”) prior to the time the Report was filed with the SEC and requested that KPMG furnish the Company with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the statements made by the Company therein, and, if not, stating the respects in which it does not agree. The letter from KPMG to the Securities and Exchange Commission dated as of April 4, 2018, was filed in our Form 8-K dated April 4, 2018 and is incorporated by reference.

Engagement of Grant Thornton

On March 30, 2018, the Audit Committee engaged Grant Thornton LLP (“Grant Thornton”) to serve as our independent registered public accounting firm for the 2018 fiscal year. In accordance with SEC rules and Grant Thornton policies, audit partners are subject to rotation requirements to limit the number of consecutive years an individual partner may provide audit services to St. Joe. For lead and concurring review audit partners, the maximum number of consecutive years of service in that capacity is five years.

The Audit Committee believes that the retention of Grant Thornton as our independent registered public accounting firm is in the best interest of the Company and our shareholders, and we are asking our shareholders

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to ratify the selection of Grant Thornton as our independent registered public accounting firm for 2018. Although ratification is not required by our By-laws or otherwise, the Board is submitting the selection of Grant Thornton to our shareholders for ratification because we value our shareholders’ views on the Company’s independent registered public accounting firm and as a matter of good corporate practice. In the event our shareholders do not ratify the appointment of Grant Thornton, the appointment may be reconsidered by the Audit Committee. Ratification of the appointment of Grant Thornton to serve as our independent registered public accounting firm for the 2018 fiscal year will in no way limit the Audit Committee’s authority to terminate or otherwise change the engagement of Grant Thornton for the 2018 fiscal year.

We expect a representative of Grant Thornton to attend the Annual Meeting. The representative will have an opportunity to make a statement if he or she desires and also will be available to respond to appropriate questions.

In connection with the audit of our 2017 financial statements and internal control over financial reporting, we entered into an agreement with KPMG, which served as the Company’s independent registered public accounting firm for fiscal 2017, which sets forth the terms by which KPMG performed audit services for us.

Fees Paid to KPMG

We were billed for professional services provided with respect to fiscal years 2016 and 2017 by KPMG, which served as the Company’s independent registered public accounting firm for fiscal 2016 and 2017, in the amounts set forth in the following table.

Services Provided	2016	2017
Audit Fees(1)	$695,600	$583,000
Audit-Related Fees	–	–
Tax Fees(2)	$9,100	–
All Other Fees	–	–

Total	$704,700	$583,000

(1)	These professional services included fees associated with (i) the audit of our annual financial statements (Form 10-K); (ii) reviews of our quarterly financial statements (Forms 10-Q); (iii) the audit of St. Joe’s internal control over financial reporting and attestation services in connection with St. Joe’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002 and (iv) for 2016, fees associated with the review of registration statements and delivery of the related consents. These amounts do not include reimbursement of expenses equaling $47,369 for 2016 and $29,772 for 2017.
(2)	Tax Fees include tax planning services received in connection with the Windmark transaction.

Recommendation of the Board of Directors

The Board of Directors recommends a vote “FOR” ratification of the appointment of Grant Thornton as our independent registered public accounting firm for the 2018 fiscal year.

Pre-Approval Policies and Procedures for Audit and Permitted Non-Audit Services

The Pre-Approval Policy of the Company provides that the Audit Committee is required to pre-approve all audit and non-audit services performed by the Company’s independent auditor in order to assure that the

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provision of such services does not impair the auditor’s independence. Any proposed services exceeding pre-approved cost levels require specific pre-approval by the Audit Committee. The term of any pre-approval is indefinite, unless the Audit Committee specifically provides for a different period or amends such approval.

Pursuant to the Pre-Approval Policy, the Audit Committee delegates pre-approval authority to the Chairman of the Audit Committee for pre-approval of decisions relating to a service if the fee for such service does not exceed $50,000. The Chairman must report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee may not delegate its responsibilities to pre-approve services performed by the independent auditor to management.

Consistent with these policies and procedures, the Audit Committee approved all of the services rendered by KPMG during fiscal year 2017, as described above.

Audit Committee Report

The Audit Committee (which we refer to as “we”, “us” or the “Committee” for purposes of this Audit Committee Report) oversees the financial reporting process of St. Joe on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including internal control over financial reporting and disclosure controls and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. Further discussion of the membership of the Audit Committee and the responsibilities performed by the Committee pursuant to the Audit Committee Charter is set forth above on page 13.

In the performance of its oversight function, the Committee has reviewed and discussed the audited financial statements with management. We discussed with KPMG, St. Joe’s independent registered public accounting firm for the 2017 fiscal year, its audit of St. Joe’s financial statements and internal control over financial reporting. We discussed with KPMG and St. Joe’s internal auditor the overall scope and plans for their respective audits. We have reviewed and discussed with management its process for preparing its report on its assessment of our internal control over financial reporting, and at regular intervals we received updates on the status of this process and actions taken by management to respond to issues and deficiencies identified.

We have discussed with KPMG the matters required to be discussed by the auditors with the Audit Committee under the rules adopted by the Public Company Accounting Oversight Board. We also received the written disclosures and the letter from KPMG regarding its independence as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and discussed with KPMG its independence.

Based on the reviews and discussions referred to above, we recommended to the Board (and the Board subsequently approved our recommendation) that St. Joe’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2017 for filing with the SEC. We also evaluated and selected Grant Thornton as St. Joe’s independent auditors for 2018, which the shareholders will be asked to ratify at the Annual Meeting of Shareholders.

Audit Committee:

James S. Hunt, Chair

Howard S. Frank

Thomas P. Murphy Jr.

March 30, 2018

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Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended (which we refer to as the Securities Act) or the Securities Exchange Act of 1934, as amended (which we refer to as the Exchange Act) that might incorporate future filings, including this proxy statement, in whole or in part, the Audit Committee Report above and the Compensation Committee Report that follows shall not be deemed filed or incorporated by reference into any of our filings under the Securities Act or Exchange Act.

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EXECUTIVE OFFICERS

Set forth below is certain information relating to our current executive officers and key employees other than Mr. Gonzalez. Biographical information with respect to Mr. Gonzalez is set forth above under “Proposal 1 – Election of Directors.”

Marek Bakun, 46, has served as our Chief Financial Officer since October 2013 and as our Executive Vice President since May 2014. Prior to joining us in 2013, Mr. Bakun served as Chief Financial Officer and Treasurer of Orleans Homebuilders, Inc., a homebuilding company, in Bensalem, Pennsylvania from February 2011 until October 2013. From October 2010 to February 2011, Mr. Bakun served in a senior finance position for MDC Holdings, Inc., a homebuilder which builds under the name Richmond American Homes, where he provided financial analysis in connection with systems implementations in two of the company’s U.S. markets and provided financial analysis on other initiatives. From April 2008 to October 2010, Mr. Bakun served as Chief Financial Officer and Treasurer for Mattamy Homes Corporation with responsibility for five U.S. markets. From 1999 to April 2008, Mr. Bakun served in positions of increasing responsibility for Morrison Homes, which merged into Taylor Morrison Home Corporation during his tenure, and was appointed Vice President and Chief Financial Officer in August 2006.

Kenneth M. Borick, 57, has served as our Senior Vice President, General Counsel and Corporate Secretary since February 2012. From September 2000 until February 2012, Mr. Borick held various positions of increasing responsibility within St. Joe, primarily in the legal department. Mr. Borick has over twenty-five years of legal experience, which began with the private practice of law in South Carolina. Mr. Borick then spent seven years with The Walt Disney Company prior to joining us in 2000.

Patrick W. Murphy, 47, has served as our Senior Vice President, Operations since October 2012. From March 2006 until October 2012, Mr. Murphy served as the General Manager of the WaterColor Inn & Resort, our wholly owned resort. Prior to joining us, Mr. Murphy held various management positions with Five Diamond and Five Star Resorts, including Nemacolin Woodlands Resort from 2004 to 2006 and Sea Island Company from 2001 to 2004.

Susan Mermer, 58, has served as our Chief Accounting Officer since March 2016. Prior to joining us in 2016, Ms. Mermer served as Vice President and Corporate Controller of Lighting Science Group Corporation, a lighting solutions company, in Melbourne, Florida from August 2009 until March 2016. From February 2007 to June 2009, Ms. Mermer served in various accounting roles at The Goldfield Corporation, an electrical construction and real estate development company, in Melbourne, Florida. From August 2000 to February 2007, Ms. Mermer served as Executive Vice President and Chief Financial Officer of eMerge Interactive, Inc., a technology company, located in Sebastian, Florida. Ms. Mermer began her career in public accounting at KPMG, where she worked for eight years providing audit services to multiple companies, including SEC reporting companies and real estate entities, and ending her position with KPMG as Audit Manager.

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COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis is designed to provide our shareholders with a clear understanding of our compensation philosophy and objectives, the compensation-setting process, and the 2017 compensation of our named executive officers (identified below), who we sometimes refer to as our NEOs. As discussed in Proposal 3 on page 34, we are conducting our annual Say on Pay vote that requests your approval of the compensation of our NEOs as described in this section and in the tables and accompanying narrative contained in “Executive Compensation.” To assist you with this vote, you should review our compensation philosophies, the design of our executive compensation programs and why we believe that our current compensation contributed to our financial performance in 2017 and will contribute to our financial performance in the future.

Named Executive Officers

For 2017, our “named executive officers” were:

●	Jorge L. Gonzalez, our President and Chief Executive Officer;
●	Marek Bakun, our EVP and Chief Financial Officer;
●	Kenneth Borick, our SVP, General Counsel and Corporate Secretary;
●	Patrick Murphy, our SVP, Operations; and
●	Susan Mermer, our Chief Accounting Officer.

Compensation Setting Process

Role of Compensation Committee

Pursuant to its Charter, the Compensation Committee is responsible for, among other things, establishing our general compensation philosophy and overseeing the development and implementation of our compensation and benefits program. The Compensation Committee is also responsible for reviewing the performance of our CEO and other executive officers and, together with the other independent members of the Board, setting the compensation of the CEO and such other executive officers.

Role of Management

Our management develops background and supporting materials for review at Compensation Committee meetings, attends Compensation Committee meetings at the committee’s request, and provides information regarding, and makes recommendations about, designs for and, if warranted, changes to our executive compensation programs. Our CEO generally attends Compensation Committee meetings, but will not participate in any decisions relating to his own compensation. CEO performance and compensation are discussed by the Compensation Committee in executive session. Our CEO, without the presence of any other members of senior management, actively participates in the performance and compensation discussions for our senior executives, including making recommendations to the Compensation Committee as to the amount and form of compensation.

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COMPENSATION DISCUSSION AND ANALYSIS

Elements of Compensation

Our 2017 executive compensation program consisted of base salary and discretionary cash incentives payable based on the Compensation Committee’s evaluation of our overall financial performance and the contribution of the individual named executive officer to such performance. In addition, our named executive officers receive the same benefits and perquisites that are available to all employees generally. The Compensation Committee does not have a formal policy relating to the allocation of total compensation among the various components. The Compensation Committee currently does not have an annual performance-based incentive compensation plan or a formal long-term equity incentive plan. We anticipate that more formalized programs may be adopted in the future.

Base Salary

Objective: The Compensation Committee believes that base salary should provide executives certainty that they will receive competitive compensation.

Performance Considerations: Base salary is designed to adequately compensate and reward the executive on a day-to-day basis for the time spent and the services the executive performs. When setting and adjusting individual executive salary levels, the Compensation Committee considers the executive officer’s responsibilities, experience, potential, individual performance and the Compensation Committee’s evaluation of its competitive market position. The Compensation Committee also considers other factors such as demand in the labor market and comparable salaries for the particular executive and succession planning. These factors are not weighted. The Compensation Committee bases salary adjustments on the overall assessment of all of these factors. The Compensation Committee does not target base pay at any particular level versus a peer group, but uses its judgment based on all available information (including, from time to time, market and survey data compiled by compensation consultants) to set a base salary that, when combined with all other compensation elements, results in a competitive pay package.

Committee Actions Taken in 2017: Mr. Gonzalez received a base salary increase from $350,000 to $400,000 in 2017.

Discretionary Cash Incentives

Objective: The Compensation Committee awards discretionary cash incentives to our named executive officers to reward such officers for their individual contributions to our overall performance in a given year and to assist in providing a competitive compensation package. The Committee believes that discretionary cash incentives, if any, should be subject to the achievement by the Company of the financial and operational objectives set by the Board from time to time, the financial results of the Company during the year, the Company’s liquidity position at the end of the year and the Board’s expectations regarding the required uses of liquidity in the upcoming year. We believe that making such compensation “at risk” provides significant motivation for increasing company and individual performance.

Performance Considerations: Discretionary cash incentives (if any) will be paid based on the Compensation Committee’s discretionary evaluation of our overall financial performance, the contribution of the particular named executive officer to such performance and the other factors discussed above. The Compensation Committee also takes into consideration the target cash incentive amounts set in such named executive officer’s employment agreement, if applicable. The amount of any discretionary cash incentive awarded is determined by the Compensation Committee, in its sole discretion, and in consultation with the independent directors of the Board. Cash incentives are typically paid in cash during the first quarter, however, the Compensation Committee has, and may in the future, decide to award cash incentives during the year for exemplary performance.

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COMPENSATION DISCUSSION AND ANALYSIS

Committee Actions Taken with Respect to 2017 Performance: The Compensation Committee, in consultation with the independent directors of the Board, approved the following discretionary cash incentive awards for 2017 performance: $450,000 for Mr. Gonzalez, $250,000 for Mr. Bakun, $200,000 for Mr. Borick, $70,000 for Mr. Murphy and $30,000 for Ms. Mermer. Our officers were provided with the option to elect to receive up to 50% of their discretionary cash incentive award for 2017 performance in shares of Company stock and four out of five officers elected this option.

Employment Agreements

Employment Agreement with Mr. Bakun

In connection with his appointment as CFO, we entered into an employment agreement with Mr. Bakun to serve as CFO for a period of one year, commencing on October 7, 2013. On April 1st of each successive one year anniversary from that date, the employment agreement will automatically renew for an additional year, unless it is terminated at least 30 days prior to the applicable renewal date.

Pursuant to the employment agreement, Mr. Bakun will receive an annual base salary initially set at $350,000, which may be increased by the Compensation Committee. In addition, Mr. Bakun is eligible for an annual cash incentive with a target award equal to 100% of his base salary rate.

The employment agreement provides that, upon termination of Mr. Bakun’s employment following his resignation for good cause, for a reason other than for cause or due to his death or disability, Mr. Bakun is entitled to receive (i) an amount equal to his annual base salary as of the termination date, paid ratably over a 12 month period following such date and (ii) a monthly amount equal to the employer portion of the applicable COBRA premium for the level of coverage that Mr. Bakun has as of the termination date, which will be paid for a period of 18 months. The employment agreement provides for certain noncompetition, confidentiality, non-solicitation and non-disparagement covenants. Mr. Bakun’s severance payment is conditioned upon his execution of a separation and release agreement.

Retirement Plans

We previously provided retirement benefits to our named executive officers through a Pension Plan and 401(k) retirement plan. Effective March 2013, we froze the Pension Plan and, in August 2014, we received the requisite regulatory approvals to terminate the Pension Plan. Currently, we provide retirement benefits to our named executive officers solely through our 401(k) retirement plan pursuant to which we contribute the same percentage of salary as we do for our other employees, subject to a cap.

Health and Welfare Benefits and Perquisites

We have traditionally provided our named executive officers with a variety of health and welfare benefits. In addition we provide the perquisites reflected in the All Other Compensation column in the “Summary Compensation Table” and more fully described in the footnote to that column. The only perquisites that our named executive officers are currently entitled to receive, other than those that are available to all employees, are reimbursement for annual physical exams and membership in our St. Joe Club & Resorts (the latter of which has no incremental cost to us).

Tax Deductibility

Section 162(m) of the Internal Revenue Code of 1986, as amended, previously precluded public companies from taking a federal income tax deduction for compensation in excess of $1 million paid to

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COMPENSATION DISCUSSION AND ANALYSIS

individual named executive officers unless certain specific and detailed criteria are met, including the requirement that compensation be “performance based” and under a plan approved by our shareholders. While the tax deductibility of compensation has not been a major consideration in the Compensation Committee’s recent compensation decisions, this may become a consideration in the future given recent tax code changes concerning Section 162(m).

Consideration of Shareholder Advisory Vote

As part of its compensation setting process, the Compensation Committee also considers the results of the prior-year’s shareholder advisory vote on our executive compensation to provide useful feedback regarding whether shareholders believe that the Compensation Committee is achieving its goal of designing an executive compensation program that promotes the best interests of St. Joe and its shareholders by providing its executives with the appropriate compensation and meaningful incentives. In 2017, the Compensation Committee took into consideration that approximately 90% of the votes cast on the shareholder advisory vote were voted in favor of our executive compensation in its decision to maintain the current compensation program and philosophy. The Compensation Committee intends to annually review the results of the advisory vote and will be cognizant of this feedback as it completes its annual review of each pay element and the total compensation packages for our NEOs.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on those reviews and discussions, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement for filing with the Securities and Exchange Commission and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

Compensation Committee

Howard S. Frank, Chair

James S. Hunt

Thomas P. Murphy, Jr.

Vito S. Portera

March 31, 2018

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EXECUTIVE COMPENSATION

2017 Summary Compensation Table

The following table sets forth the compensation earned by each of our named executive officers, or NEOs, for 2017, 2016 and 2015. In accordance with applicable SEC rules, we are providing compensation information for named executive officers only for years in which they qualified as named executive officers.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(1)	All Other Compensation ($)(2)		Total ($)
Jorge Gonzalez President and Chief Executive Officer	2017	390,385	(3)	450,000	(4)	–	–	54,526	(5)	894,911
	2016	346,154	(6)	450,000		–	–	53,475	(5)	849,629
	2015	250,000		1,000,000		–	–	53,000		1,303,000

Marek Bakun EVP and Chief Financial Officer	2017	350,000		250,000	(4)	–	–	54,526	(5)	654,526
	2016	350,000		250,000		–	–	53,475	(5)	653,475
	2015	350,000		250,000		–	–	53,000		653,000

Kenneth Borick SVP, General Counsel	2017	300,000		200,000	(4)	–	–	54,526	(5)	554,526
	2016	300,000		200,000		–	–	53,475	(5)	553,475
	2015	293,231		200,000		–	–	53,000		546,231

Patrick Murphy SVP, Operations	2017	190,000		70,000	(4)	–	–	54,332	(5)	314,332
	2016	190,000		60,000		–	–	53,301	(5)	303,301
	2015	190,000		60,000		–	–	52,635		302,635

Susan Mermer Chief Accounting Officer	2017	195,000		30,000		–	–	54,342	(5)	279,342

(1)	St. Joe discontinued its nonqualified deferred capital accumulation plan effective December 30, 2011, froze the Pension Plan, effective March 27, 2013 and terminated the Pension Plan in August 2014. As of December 31, 2015, the Pension Plan assets were distributed.

(2)	Our NEOs are provided with membership to our St. Joe Club & Resorts which has no incremental cost to us.

(3)	The amount shown includes a pro-rata adjustment due to an increase in Mr. Gonzalez’ base salary from $350,000 to $400,000.

(4)	Our officers were provided with the option to elect to receive up to 50% of their discretionary cash incentive award for 2017 performance in shares of Company stock and Messrs. Gonzalez, Bakun, Borick and Murphy elected this option.

(5)	The amount shown includes Company 401(k) Plan contributions and term life insurance premiums paid in each of 2015, 2016 and 2017. The Company 401(k) Plan contributes the same percentage of salary for all employees, subject to a cap.

(6)	The amount shown includes a pro-rata adjustment due to an increase in Mr. Gonzalez’ base salary from $250,000 to $350,000.

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EXECUTIVE COMPENSATION > Outstanding Equity Awards

Outstanding Equity Awards at December 31, 2017

There were no outstanding equity awards held by the named executive officers at December 31, 2017.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth information, as of December 31, 2017, with respect to our compensation plans under which common stock is authorized for issuance, which consist of our 2015 Performance and Equity Incentive Plan. We believe that the exercise price for all of the options granted under these plans reflect at least 100% of fair market value on the dates of grant for the options at issue.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (A)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (B)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column A) (C)
Equity Compensation Plans Approved by Stockholders 2015 Plan	–	$–	1,485,747
Equity Compensation Plans Not Approved by Stockholders	–	–	–

Total	–	$–	1,485,747

Pension Benefits

The Company’s Pension Plan was frozen in March 2013 and terminated in August 2014.

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EXECUTIVE COMPENSATION > Potential Payments Upon Termination or Change in Control

Potential Payments Upon Termination or Change in Control

As discussed in the Compensation Discussion and Analysis under “Employment Agreements”, we have entered into an employment agreement with Mr. Bakun that provides for certain payments and other benefits if employment with us is terminated without “cause” or by Mr. Bakun for “Good Reason”. Upon a termination by us without “cause” or by Mr. Bakun for “Good Reason”, Mr. Bakun is entitled to receive:

●	salary continuation for a period of 12 months from the termination date and
●	payments equal to our portion of the cost of continued health and welfare benefits for an 18-month period from the termination date.

Mr. Bakun’s employment agreement does not provide for any additional benefits if such termination occurs in connection with a change in control. In addition, the employment agreement does not provide any gross-up for excise taxes. Instead, the employment agreement provides that any amounts that would have been payable as a severance payment will be carved-back, as necessary, to avoid the payment of any excise taxes. Additionally, the employment agreement does not provide for any additional benefits in the event of death or termination due to disability.

The following table shows the termination payments that Mr. Bakun would receive pursuant to his employment agreement in connection with his termination without cause or by Mr. Bakun for good reason. These amounts have been quantified as if such termination events occurred on December 31, 2018.

Name and Type of Payment/Benefit	Payments Upon Termination Without Cause(1) or for Good Reason(2) ($)
Marek Bakun
Salary	$350,000
Continuation of Benefits(3)	$29,752
Total Termination Payments/Benefits	$379,752

(1)	Pursuant to the terms of Mr. Bakun’s employment agreement, “cause” means termination due to (a) the executive’s continued failure to substantially perform the executive’s employment duties (other than any such failure resulting from the executive’s incapacity due to physical or mental illness) which are demonstrably willful and deliberate on the executive’s part and which are not remedied in a reasonable period of time after receipt of notice from St. Joe, (b) the willful engaging by the executive in illegal conduct or gross misconduct which causes financial or reputational harm to St. Joe, (c) the conviction of a felony or a guilty or nolo contendere plea by the executive with respect thereto, (d) the material breach by the executive of his employment agreement or any of St. Joe’s written policies, (e) the habitual abuse of narcotics or alcohol by the executive, (f) engaging in fraud in connection with the business of St. Joe or misappropriation of St. Joe’s funds or property, or (g) the executive’s disqualification or bar by any governmental or self-regulatory authority from serving in the capacity contemplated by the employment agreement or the executive’s loss of any governmental or self-regulatory license that is reasonably necessary for the executive to perform his responsibilities.
(2)

Pursuant to the terms of Mr. Bakun’s employment agreement, “good reason” means the executive’s termination of the executive’s employment for any one or more of the following reasons without the executive’s express written consent: (a) a significant diminution in the executive’s position, authority, comparable duties or responsibilities, excluding for these purposes: (i) an isolated, insubstantial or inadvertent action not taken in bad faith that is remedied by St. Joe within thirty (30) days after receipt of written notice thereof given by the executive as provided in Section 5.4 of the employment agreement, (ii) a change in the person to whom (but not the position to which) the executive reports, or (iii) the executive

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EXECUTIVE COMPENSATION > Potential Payments Upon Termination or Change in Control

ceasing to be an executive officer subject to Section 16(b) of the Exchange Act; (b) a material failure by St. Joe to comply with any of the provisions of Section 4 of the employment agreement other than an isolated, insubstantial or inadvertent failure not occurring in bad faith that is remedied by St. Joe within thirty (30) days after receipt of notice thereof given by the executive pursuant to Section 5.4 of the employment agreement; (c) any purported termination by St. Joe of the executive’s employment otherwise than as expressly permitted by the employment agreement; or (d) any failure by St. Joe to comply with and satisfy Section 9.3 of the employment agreement.
(3)	Pursuant to terms of his employment agreement, Mr. Bakun, whether terminated without cause or for good reason, receives a continuation of health and welfare benefits for a period of 18 months following the date of termination.

CEO Pay Ratio

In August 2015, the SEC adopted Item 402(u) of Regulation S-K to implement the “CEO pay ratio” disclosure requirements that were mandated by Congress pursuant to Section 953(b) of The Dodd-Frank Wall Street Reform and Consumer Protection Act. The new rules require registrants to disclose the ratio of the annual total compensation of the median employee, excluding the CEO, to their CEO’s annual total compensation. Our CEO pay ratio included in this proxy statement is a reasonable estimate that has been calculated in accordance with the SEC’s final rules regarding the CEO pay ratio disclosure requirements.

We have 48 employees, all located in the United States. To identify our median employee, we compared the total wage compensation for all full-time, part-time, temporary and seasonal employees, excluding our CEO, as reflected in our payroll records as reported to the Internal Revenue Service on Form W-2 as of December 31, 2017. Wages and salaries were then annualized for full-time employees that were not employed by us for the entire fiscal year. Other than the foregoing, we did not make any assumptions, adjustments, or estimates with respect to our employees’ total wage, and used this consistently applied compensation measure to identify our median employee.

After identifying the median employee, we calculated his or her annual total compensation using the same SEC rules we use for calculating the annual total compensation of our CEO and other named executive officers, as set forth in the 2017 Summary Compensation Table. In 2017, the annual total compensation of our median employee was $87,981, and our CEO’s annual total compensation as reported in the 2017 Summary Compensation Table was $894,911. The resulting ratio of the total annual compensation of CEO compared to our median employee in 2017 is approximately 10:1.

The CEO pay ratio disclosed above was calculated in accordance with SEC rules based upon our reasonable judgment and assumptions using the methodology described above. The SEC rules do not specify a single methodology for identification of the median employee or calculation of the CEO pay ratio, and other companies may use assumptions and methodologies that are different from those used by us in calculating their CEO pay ratio. Accordingly, the CEO pay ratio disclosed by other companies may not be comparable to our CEO pay ratio as disclosed above.

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PROPOSAL 3 - ADVISORY VOTE ON

EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (known as the Dodd-Frank Act) requires us to provide our shareholders with the opportunity to approve, on a nonbinding, advisory basis, the compensation of our NEOs.

At the 2017 Annual Meeting, we provided our shareholders the opportunity to cast an advisory vote on the compensation of our NEOs as disclosed in the proxy statement for the 2017 Annual Meeting, and our shareholders approved the proposal, with approximately 90% of the votes cast in favor.

At the Annual Meeting, we will ask our shareholders to approve our NEO compensation as described in this proxy statement. This proposal, referred to as a “Say on Pay Proposal,” provides our shareholders with the opportunity to express their views on our NEOs’ compensation. In accordance with the Dodd-Frank Act, the vote will be an advisory vote regarding our NEO compensation program generally and does not examine any particular compensation element individually. Accordingly, we will present the following advisory Say on Pay Proposal at the Annual Meeting for shareholder approval:

“RESOLVED, that, the compensation paid to St. Joe’s NEOs, as disclosed in this proxy statement for our Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and related narrative disclosure, is hereby approved.”

As discussed in the Compensation Discussion and Analysis and the tables and narratives that follow it, the compensation packages for our NEOs are designed to attract, retain and motivate our executives who are critical to our success, to reward our executives on the basis of the Board’s evaluation of our overall financial performance and the contribution of the individual NEO to such performance, as well as to align the interests of our executives with those of our shareholders.

We believe that our executive compensation program strikes the appropriate balance between utilizing responsible, measured pay practices and rewarding the achievement of financial and operational performance metrics that build shareholder value. For additional information on the compensation program for our NEOs, including specific information about compensation in 2017, please read the Compensation Discussion and Analysis, along with the subsequent tables and narrative descriptions.

This Say on Pay vote is advisory, and therefore not binding on St. Joe, the Compensation Committee or our Board. However, the Compensation Committee intends to review the results of the advisory vote and will be cognizant of the feedback received from the voting results as it completes its annual review and engages in the compensation planning process.

Recommendation of the Board of Directors

The Board of Directors recommends a vote “FOR” adoption of the resolution approving, on an advisory basis, the compensation of our NEOs.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND EXECUTIVE OFFICERS

Principal Holders of Stock

The following table shows the number of shares of common stock held by all persons who are known by us to beneficially own or exercise voting or dispositive control over more than five percent of our outstanding common stock based on the latest reporting with the SEC:

Name and Address	Number of Shares Beneficially Owned		Percent of Class(1)
Fairholme Capital Management, L.L.C., Bruce R. Berkowitz and Fairholme Funds, Inc. 4400 Biscayne Boulevard, 9th Floor Miami, FL 33137	27,934,799	(2)	42.88%
Blackrock, Inc. 55 East 52nd Street New York, NY 10055	11,172,863	(3)	17.15%
The Vanguard Group 100 Vanguard Boulevard Malvern, PA 19355	3,522,700	(4)	5.41%

(1)	The percentages reported are based on 65,142,997 shares of common stock outstanding as of March 30, 2018.
(2)	Based on a Schedule 13D/A filed by Fairholme Capital Management, L.L.C. on December 6, 2017 (the “December 6th Report”), Fairholme Capital shared the power to vote or direct the vote of 23,731,235 shares and shared the power to dispose or direct the disposition of 26,659,199 shares. Based on the Form 4 filed on March 19, 2018, Mr. Berkowitz has sole voting and dispositive power with respect to 1,275,600 shares he beneficially owns. Based on a combination of the December 6th Report and the Form 4, Mr. Berkowitz has shared voting power with respect to 25,006,835 shares and shared dispositive power with respect to 27,934,799 shares. Based on the December 6th Report, Fairholme Fund shared the power to vote or direct the vote of 23,157,435 shares and shared the power to dispose or direct the disposition of 23,157,435 shares. Of the 23,157,435 shares deemed to be beneficially owned by the Fairholme Fund, 22,730,687 are owned by the Fairholme Fund and 426,748 are owned by The Fairholme Allocation Fund, each a series of the Fairholme Fund. Because Mr. Berkowitz, through his control of the sole member of Fairholme Capital, and in his capacity as the President of Fairholme Fund, has shared voting or dispositive power over all shares beneficially owned by Fairholme Capital, he may be deemed to have beneficial ownership of all of the shares.
(3)	Based on a Schedule 13G/A filed by Blackrock, Inc. on January 19, 2018, Blackrock, Inc. has sole power to vote or direct the vote of 11,075,782 of the shares it beneficially owns and has sole power to dispose or direct the disposition of all the shares it beneficially owns.
(4)	Based on a Schedule 13G/A filed by The Vanguard Group on February 12, 2018, The Vanguard Group has sole voting power with respect to 55,624 shares it beneficially owns and has sole dispositive power with respect to 3,462,876 shares it beneficially owns. The Vanguard Group has shared voting power with respect to 8,900 shares it beneficially owns and shared dispositive power with respect to 59,824 shares it beneficially owns.

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SECURITY OWNERSHIP

Common Stock Ownership by Directors and Executive Officers

The following table sets forth the number of shares of our common stock beneficially owned by the current directors, the named executive officers and the directors and all executive officers as a group, based on the latest reporting with the SEC.

Name	Amount and Nature of Beneficial Ownership(1)		Percent of Class(2)
Cesar L. Alvarez	4,700	*
Marek Bakun	2,036	*
Bruce R. Berkowitz	27,934,799	(3)	42.88%
Kenneth Borick	14,302	*
Howard S. Frank	20,000	*
Jorge L. Gonzalez	8,165	*
James S. Hunt	2,667	*
Stanley Martin	17,073	*
Susan Mermer	–	*
Patrick W. Murphy	1,274	*
Thomas P. Murphy, Jr.	28,484	*
Vito S. Portera	8,500	*
Directors and Executive Officers as a Group (twelve (12) persons)	28,042,000		43.05%

The address of each director and executive officer in this table is c/o The St. Joe Company, 133 South WaterSound Parkway, WaterSound, Florida 32461.

(1)	Each director and executive officer listed has sole or shared voting and dispositive power over the shares listed.
(2)	The percentages reported are based on 65,142,997 shares of common stock outstanding as of March 30, 2018. An “*” indicates less than 1% ownership.
(3)	Based on the December 6th Report, Fairholme Capital shared the power to vote or direct the vote of 23,731,235 shares and shared the power to dispose or direct the disposition of 26,659,199 shares. Based on the Form 4 filed on March 19, 2018, Mr. Berkowitz has sole voting and dispositive power with respect to 1,275,600 shares he beneficially owns. Based on a combination of the December 6th Report and the Form 4, Mr. Berkowitz has shared voting power with respect to 25,006,835 shares and shared dispositive power with respect to 27,934,799 shares. Based on the December 6th Report, Fairholme Fund shared the power to vote or direct the vote of 23,157,435 shares and shared the power to dispose or direct the disposition of 23,157,435 shares. Of the 23,157,435 shares deemed to be beneficially owned by the Fairholme Fund, 22,730,687 are owned by the Fairholme Fund and 426,748 are owned by The Fairholme Allocation Fund, each a series of the Fairholme Fund. Because Mr. Berkowitz, through his control of the sole member of Fairholme Capital, and in his capacity as the President of Fairholme Fund, has shared voting or dispositive power over all shares beneficially owned by Fairholme Capital, he may be deemed to have beneficial ownership of all of the shares.

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OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 (“Exchange Act”) requires our directors and executive officers, and persons who beneficially own more than 10% of a registered class of our equity securities, to file reports with the SEC relating to their common stock ownership and changes in such ownership. To our knowledge, based solely on our records and certain written representations received from our executive officers and directors, during the year ended December 31, 2017, directors, executive officers and greater than 10% shareholders complied with their Section 16(a) filing requirements applicable to them on a timely basis.

Shareholder Proposals for 2019 Annual Meeting of Shareholders

Shareholder proposals should be sent to us at The St. Joe Company, 133 South WaterSound Parkway, WaterSound, Florida 32461, Attention: Kenneth Borick, General Counsel. To be considered for inclusion in our proxy statement for the 2019 Annual Meeting of Shareholders (the “2019 Annual Meeting”), the deadline for submission of shareholder proposals, pursuant to Rule 14a-8 of the Exchange Act, is December 14, 2018. Additionally, pursuant to our Bylaws, we must receive notice of any shareholder proposal to be submitted at the 2019 Annual Meeting, but not required to be included in our proxy statement, no earlier than January 23, 2019 and no later than February 12, 2019. The persons named in the proxies solicited by management may exercise discretionary voting authority with respect to such proposal.

List of Shareholders Entitled to Vote at the Annual Meeting

The names of shareholders of record entitled to vote at the Annual Meeting will be available at our corporate office for a period of 10 days prior to the Annual Meeting and continuing through the Annual Meeting.

Expenses Relating to this Proxy Solicitation

We will pay all expenses relating to this proxy solicitation. In addition to this solicitation by mail, our officers, directors, and employees may solicit proxies by telephone or personal call without extra compensation for that activity. We also expect to reimburse banks, brokers and other persons for reasonable out-of-pocket expenses in forwarding proxy materials to beneficial owners of our stock and obtaining the proxies of those owners.

Communication with St. Joe’s Board of Directors

Any shareholder or other interested party who desires to contact any member of the Board of Directors (including our independent Chairman, Mr. Berkowitz, or the non-management directors as a group) may do so in one of the following three ways:

●	electronically by sending an e-mail to the following address: directors@joe.com;
●	in writing to the following address: Board of Directors, The St. Joe Company, 133 South WaterSound Parkway, WaterSound, Florida 32461; or
●	by telephone at (800) 571-4840.

The St. Joe Company  |  2018 Proxy Statement  37

OTHER MATTERS

Communications relating to relevant business matters are distributed by the Corporate Secretary to the members of the Board as appropriate depending on the facts and circumstances outlined in the communication received. For example, any complaints regarding accounting, internal accounting controls and auditing matters would be forwarded by the Corporate Secretary to the Chair of the Audit Committee for review.

Available Information

We maintain an Internet website at www.joe.com. Copies of the Committee charters of each of the Audit Committee, Compensation Committee and Governance Committee, together with certain other corporate governance materials, including our Bylaws, Corporate Governance Guidelines and Code of Business Conduct and Ethics, can be found under the Investor Relations — Corporate Governance section of our website located at www.joe.com, and such information is also available in print to any shareholder who requests it through our Investor Relations department at the address below.

We will furnish without charge to each person whose proxy is being solicited, upon request of any such person, a copy of the 2017 Form 10-K as filed with the SEC, including the financial statements and schedules thereto, but not the exhibits. In addition, such report is available, free of charge, through the Investor Relations — Corporate Governance section of our Internet website, located at www.joe.com. A request for a copy of such report should be directed to The St. Joe Company, 133 South WaterSound Parkway, WaterSound, Florida 32461, Attn: Investor Relations. A copy of any exhibit to the 2017 Form 10-K will be forwarded following receipt of a written request with respect thereto addressed to Investor Relations.

Electronic Delivery

This year we again have elected to take advantage of the SEC’s rule that allows us to furnish proxy materials to you online. We believe electronic delivery will expedite shareholders’ receipt of materials, while lowering costs and reducing the environmental impact of our Annual Meeting by reducing printing and mailing of full sets of materials. We mailed the Notice containing instructions on how to access our proxy statement and annual report online on or about April 13, 2018. If you would like to receive a paper copy of the proxy materials, the Notice contains instructions on how to receive a paper copy.

Householding

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, shareholders of record who have the same address and last name will receive only one copy of our Notice, unless one or more of these shareholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees.

If you are eligible for householding, but you and other shareholders of record with whom you share an address currently receive multiple copies of the Notice, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of the Notice for your household, please contact our Corporate Secretary at The St. Joe Company, 133 South WaterSound Parkway, WaterSound, Florida 32461, (850) 231-6400.

If you participate in householding and wish to receive a separate copy of the Notice, or if you do not wish to participate in householding and prefer to receive separate copies of the Notice in the future, please contact our Corporate Secretary as indicated above. Beneficial shareholders can request information about householding from their nominee.

The St. Joe Company  |  2018 Proxy Statement  38

THE ST. JOE COMPANY

133 SOUTH WATERSOUND PARKWAY

WATERSOUND, FL 32461

ATTN: KENNETH M. BORICK

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by The St. Joe Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote “FOR” the following director nominees:

1.	Election of Directors - Nominees for a one-year term of office expiring at the 2019 Annual Meeting or when his or her successor is elected and qualified:

	Nominees	For	Against	Abstain

1a.	Cesar L. Alvarez	☐	☐	☐

1b.	Bruce R. Berkowitz	☐	☐	☐

1c.	Howard S. Frank	☐	☐	☐

1d.	Jorge L. Gonzalez	☐	☐	☐

1e.	James S. Hunt	☐	☐	☐

1f.	Thomas P. Murphy, Jr.	☐	☐	☐

		Yes	No

Please indicate if you plan to attend this meeting		☐	☐

The Board of Directors recommends you vote “FOR” the following proposals:		For	Against	Abstain

2.	Ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the 2018 fiscal year.	☐	☐	☐

3.	Approval, on an advisory basis, of the compensation of our named executive officers.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and Annual Report are available at www.proxyvote.com

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THE ST. JOE COMPANY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF SHAREHOLDERS

May 23, 2018

The shareholder(s) hereby appoint(s) Bruce R. Berkowitz and Jorge L. Gonzalez, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of The St. Joe Company that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 9:00 AM, Central Daylight Time on May 23, 2018, at the Watercolor Inn 34 Goldenrod Circle, Santa Rosa Beach FL 32459 and any adjournment or postponement thereof.

The shares represented by this proxy, when properly executed, will be voted as directed by the shareholder(s). If no such directions are made, this proxy will be voted “FOR” the director nominees and “FOR” proposals 2 and 3, all as described on the reverse side. If any other matters properly come before the meeting, the persons named in this proxy will vote in their discretion. This proxy will revoke all prior proxies signed by you.

Continued and to be signed on reverse side

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